As filed with the Securities and Exchange Commission on May 31, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IRONWOOD PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3404176

(I.R.S. Employer Identification Number)

301 Binney Street, Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

2019 Equity Incentive Plan

(Full Title of the Plan)

Gina Consylman
Chief Financial Officer
301 Binney Street
Cambridge, Massachusetts 02142

(Name and Address of Agent for Service)

(617) 621-7722

(Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:

Paul M. Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston Street
Boston, Massachusetts 02199-3600
(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share	10,000,000	$10.77	$107,700,000.00	$13,053.24

(1) This registration statement on Form S-8 (this “Registration Statement”) covers an aggregate of 10,000,000 shares of the Registrant’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), that may be issued under the equity incentive plan identified above (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued pursuant to the provisions of the Plan to which this Registration Statement relates.

(2) Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq Global Select Market, which were $10.97 and $10.57, respectively, on May 29, 2019.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by Ironwood Pharmaceuticals, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

(a)        the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 25, 2019;

(b)        the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 2, 2019;

(c)         the Registrant’s Current Reports on Form 8-K, including amendments to prior reports, filed with the SEC on January 3, 2019, January 4, 2019, January 24, 2019, February 13, 2019 (solely with respect to the information contained in Item 2.05), March 8, 2019, March 28, 2019, April 2, 2019, April 4, 2019 (solely with respect to the information contained in Items 1.01, 2.01 and 5.02), April 8, 2019, May 3, 2019 and May 31, 2019;

(d)        the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2019; and

(e)         the description of the Registrant’s Class A Common Stock, $0.001 par value per share, which is contained in the Registrant’s registration statement on Form 8-A/A filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 3, 2019, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Accordingly, the Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as a director or officer.

Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. The Registrant’s amended and restated certificate of incorporation and bylaws provide that it shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and certain of its officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and certain of its officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Eleventh Amended and Restated Certificate of Incorporation. Filed as Exhibit 3.1 to the Annual Report on Form 10-K filed with the SEC on March 30, 2010.
4.2	Certificate of Amendment of Eleventh Amended and Restated Certificate of Incorporation. Filed as Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on May 31, 2019.
4.3	Fifth Amended and Restated Bylaws. Filed as Exhibit 3.2 to the Annual Report on Form 10-K filed with the SEC on March 30, 2010.
4.4	2019 Equity Incentive Plan. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 31, 2019.
4.5	Specimen Class A common stock certificate. Filed as Exhibit 4.1 to the Registration Statement on Form S-1 filed with the SEC on January 20, 2010.
5.1	Opinion of Ropes & Gray LLP. Filed herewith.
23.1	Consent of Ropes & Gray LLP (included in Opinion filed as Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm. Filed herewith.
24.1	Power of Attorney (included on the signature page of this Registration Statement). Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on May 31, 2019.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Mark Mallon
Mark Mallon
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark Mallon, Gina Consylman, Halley E. Gilbert and Conor Kilroy, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 of Ironwood Pharmaceuticals, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed by the following persons in the capacities identified and on May 31, 2019:

Signature	Title

/s/ Mark Mallon	Chief Executive Officer and Director
Mark Mallon	(Principal Executive Officer)

/s/ Gina Consylman	Chief Financial Officer
Gina Consylman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Julie H. McHugh	Chair of the Board
Julie H. McHugh

/s/ Mark Currie	Director
Mark Currie

/s/ Andrew Dreyfus	Director
Andrew Dreyfus

/s/ Jon Duane	Director
Jon Duane

/s/ Marla Kessler	Director
Marla Kessler

/s/ Catherine Moukheibir	Director
Catherine Moukheibir

/s/ Lawrence S. Olanoff	Director
Lawrence S. Olanoff

/s/ Edward P. Owens	Director
Edward P. Owens